CREDIT SUISSE FIRST BOSTON CORPORATION
ELEVEN MADISON AVENUE
NEW YORK, NY 10010
CALL TOLL FREE (800) 323-2197
                          OFFER TO PURCHASE FOR CASH
   ALL OUTSTANDING SHARES OF COMMON STOCK (INCLUDING THE ASSOCIATED SERIES A
             JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)
                                      OF
                              TYLAN GENERAL, INC.
                                      AT
                             $16.00 NET PER SHARE
                                      BY
                            MCTG ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF

                             MILLIPORE CORPORATION


 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON TUESDAY, JANUARY 21, 1997, UNLESS THE OFFER IS EXTENDED.

                                                              December 20, 1996

To Brokers, Dealers, Commercial
 Banks, Trust Companies and Other Nominees:

  We have been appointed by MCTG Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Millipore Corporation, to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, $.001 par value per share (the "Common Stock"), together with the associated Series A Junior Participating Preferred Stock Purchase Rights (together with the Common Stock, the "Shares") of Tylan General, Inc., a Delaware corporation (the "Company"), at a purchase price of $16.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated December 20, 1996 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  THE OFFER IS SUBJECT TO SEVERAL CONDITIONS CONTAINED IN THE OFFER TO PURCHASE INCLUDING, AMONG OTHER THINGS, (1) THERE BEING VALIDLY AND PROPERLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) A MAJORITY OF THE TOTAL SHARES OUTSTANDING ON A FULLY DILUTED BASIS AND AS WILL PERMIT PURCHASER TO EFFECT THE MERGER (AS DEFINED IN THE OFFER TO PURCHASE) WITHOUT THE VOTE OF ANY PERSON OTHER THAN PURCHASER AND
(2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE "THE TENDER OFFER--13. CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase, dated December 20, 1996.

    2. Letter of Transmittal to tender Shares for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding (facsimile copies of the Letter of Transmittal may be used to tender Shares);
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    3. Notice of Guaranteed Delivery for Shares to be used to accept the
  Offer if the certificates for the Shares being tendered and all other required documents are not immediately available or cannot be delivered to the Depositary on or prior to the Expiration Date or if procedures for book-entry transfer cannot be completed by the Expiration Date;

    4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer; and

    5. A letter to stockholders of the Company from David J. Ferran, Chairman of the Board, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

    6. A return envelope addressed to The First National Bank of Boston, as Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 21, 1997 UNLESS THE OFFER IS EXTENDED.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered and not theretofore properly withdrawn on or prior to the Expiration Date. Payment for the Shares tendered and accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company, pursuant to the procedures described in "The Tender Offer--3. Procedure for Tendering Shares" in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal.

  If holders of Shares wish to tender their Shares, but it is impracticable for them to forward their Share certificates or other required documents to the Depositary on or prior to the Expiration Date or to comply with the book-entry transfer procedure on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "The Tender Offer--
3. Procedure for Tendering Shares" in the Offer to Purchase.

  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding Offer materials to your customers. Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to this Offer, subject to Instruction 6 of the Letter of Transmittal.

  Any inquiries you have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase and the Letter of Transmittal.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON
                                           CORPORATION

 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PURCHASER, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.